Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 207 to the Registration Statement on Form N–1A of Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund of our report dated September 16, 2024, relating to the financial statements and financial highlights, which appear in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the period ended July 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 30, 2024